Exhibit 10.4

Execution Version

TING FIBER, LLC

SERIES A PREFERRED UNIT PURCHASE AGREEMENT

August 8, 2022

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DB1/ 130645991.10

1.	PURCHASE AND SALE OF SERIES A PREFERRED UNITS.		1

	1.1	Sale and Issuance of Series A Preferred Units	1
1.2	Initial Closing; Delivery	1
1.3	Sale of Additional Preferred Units	2
1.4	Use of Proceeds	3
1.5	Defined Terms Used in this Agreement	3
2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		10
	2.1	Organization, Good Standing, Power and Qualification	10
2.2	Capitalization	11
2.3	Subsidiaries	11
2.4	Authorization	12
2.5	Valid Issuance of Purchased Units	12
2.6	Governmental Consents and Filings	12
2.7	Litigation	13
2.8	Intellectual Property	13
2.9	Compliance with Other Instruments	17
2.10	Material Contracts	17
2.11	Certain Transactions; Affiliated Interests	20
2.12	Rights of Registration and Voting Rights	21
2.13	Real Property	21
2.14	Financial Statements	22
2.15	Changes	23
2.16	Labor & Employment Matters	24
2.17	Employee Benefit Plans	27
2.18	Tax Matters	29
2.19	Insurance	30
2.20	Compliance with Laws; Permits	31
2.21	Environmental Matters	32
2.22	Bank Accounts; Powers of Attorney	33
2.23	Internal Controls	33
2.24	Bankruptcy; Solvency	33
2.25	Projects	33
2.26	Title to Project Assets	34
2.27	Disclosure	34
2.28	Exclusivity of Representations and Warranties	35

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS		35

	3.1	Organization; Authorization	35
3.2	Purchase Entirely for Own Account	36
3.3	Disclosure of Information	36
3.4	Restricted Securities	37
3.5	No Public Market	37
3.6	Accredited Investor	37
3.7	Foreign Investors	37

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3.8	No General Solicitation	37
3.9	Disqualification	37
3.10	Sufficient Funding	38
3.11	Legal Proceedings	38
	3.12	Exculpation Among Purchasers	38

4.	CONDITIONS PRECEDENT		38

5.	MISCELLANEOUS		41

	5.1	Survival of Warranties	41
5.2	Successors and Assigns	41
5.3	Governing Law	41
5.4	Counterparts	42
5.5	Titles and Subtitles	42
5.6	Notices	42
5.7	No Finder’s Fees	43
5.8	Fees	43
5.9	Amendments and Waivers	43
5.10	Severability	43
5.11	Delays or Omissions	43
5.12	Entire Agreement	43
5.13	Reserved	43
5.14	Dispute Resolution	44
5.15	WAIVER OF JURY TRIAL	44
5.16	Communications	44

EXHIBITS

Exhibit A                     Schedule of Purchasers

Exhibit B                     Form of Amended LLC Agreement

Exhibit C                     Disclosure Schedule

Exhibit D                     Milestones

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TING FIBER, LLC

SERIES A PREFERRED UNIT PURCHASE AGREEMENT

THIS SERIES A PREFERRED UNIT PURCHASE AGREEMENT (this “Agreement”), is made as of August 8, 2022, by and among Ting Fiber, LLC, a Delaware limited liability company (the “Company”) and the investors listed on Exhibit A attached to this Agreement (each, a “Purchaser” and together, the “Purchasers”).

RECITALS

WHEREAS, subject to the terms and conditions set forth herein, the Company desires to issue and sell to each Purchaser, and each Purchaser desires to purchase from the Company (such issuances, sales and purchases as between the Company and each Purchaser, collectively, the “Purchase and Sale Transaction”), up to 10,000,000 newly issued Series A Preferred Units of the Company (having the rights and preferences set forth in the Amended LLC Agreement (as defined herein), the “Series A Preferred Units”); and

WHEREAS, in connection with the Purchase and Sale Transaction, that certain Limited Liability Company Agreement of the Company (as amended, the “Existing LLC Agreement”) will be amended and restated in its entirety by the Amended LLC Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Purchase and Sale of Series A Preferred Units.

1.1    Sale and Issuance of Series A Preferred Units. Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Initial Closing (as defined herein), and the Company agrees to sell and issue to each Purchaser at the Initial Closing, the number of Series A Preferred Units set forth opposite such Purchaser’s name on Exhibit A attached hereto, at a cash purchase price of $6.00 per Series A Preferred Unit. The Series A Preferred Units issued to the Purchasers pursuant to this Agreement (including any units issued at the Initial Closing and any Milestone Units, as defined below) shall be referred to in this Agreement as the “Purchased Units”.

1.2	Initial Closing; Delivery.

(a)    The initial purchase and sale of the Purchased Units shall take place remotely via the exchange of documents and signatures on the date hereof, or at such other time and place as the Company and the Purchasers mutually agree upon, orally or in writing (which time and place are designated as the “Initial Closing”).

(b)    At each of the Initial Closing and each Milestone Closing (as defined below) (each, a “Closing”) and subject to the terms and conditions of this Agreement, in consideration for the Purchased Units, each Purchaser shall pay to the Company the applicable purchase price as set forth on Exhibit A or in the Company Notice (as defined below), in each case, by wire transfer of immediately available funds to a bank account designated by the Company.

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1.3	Sale of Additional Preferred Units.

(a)        Milestone Closings & Standby Fee.

(i)    After the Initial Closing until August 8, 2025 (the “End Date”), within ten days following the delivery by the Company to Generate (as defined below) of an effective written notice (a “Company Notice”) that the Company has completed the milestones set forth on Exhibit D (the “Milestones”), the Company shall sell and issue to the Purchasers, and the Purchasers shall purchase from the Company up to an amount not to exceed the Milestone Amount (as defined below), that number of Series A Preferred Units (the “Milestone Units”) set forth in such Company Notice (each, a “Milestone Closing”) at the purchase price amount set forth in the Company Notice. The terms of and conditions precedent for each Milestone Closing shall be equivalent to those applicable to the Initial Closing (as set forth in this Agreement, except as such terms and conditions solely relate to the Initial Closing), including (but not limited to) the price per Purchased Unit and the conditions of such Purchaser’s obligation to consummate such Milestone Closing as contemplated by Article IV hereto. The Company may deliver a Company Notice not more than once during a calendar quarter during the period following the Initial Closing and ending on the End Date. In each Company Notice, the Company shall state whether the Milestones have been achieved and the achievement of such Milestones, with the consent of the Preferred Manager as noted in Section 1.3(a)(ii), shall trigger the applicable corresponding Milestone Closing.

(ii)    Whether each Milestone has been achieved shall be determined in good faith by (i) the Board (as defined below) other than the Preferred Manager and (ii) the Preferred Manager. If there is a dispute between the Board (other than the Preferred Manager) and the Preferred Manager as to whether a Milestone has been achieved, the parties shall, for a period of 15 days (the “Negotiation Period”), negotiate in good faith. In the event the parties are not able to reach a resolution as to such dispute within the Negotiation Period, the Board (other than the Preferred Manager) and the Preferred Manager shall, within ten days following the end of the Negotiation Period, appoint an independent accounting firm of national reputation mutually acceptable to such parties (the “Independent Expert”) determine whether a Milestone has been achieved. Such Independent Expert shall deliver its determination to the parties within 30 days after its engagement. Such Independent Expert’s determination shall be final and binding on the parties. The costs of the engagement shall be borne by equally between the Company and the Purchasers.

(iii)    At each Milestone Closing, the Purchasers shall deliver, or cause to be delivered, to the Company the applicable purchase price by wire transfer of immediately available funds to a bank account designated by the Company in the effective Company Notice.

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(iv)    Notwithstanding anything in this Section 1.3 or in this Agreement, to the extent a consent, approval, order or authorization, including any consent, approval, order or authorization set forth on Section 2.6 of the Disclosure Schedule (each, a “Specified Approval”), is required in connection with a Milestone Closing, the time period for each of such Milestone Closing and the End Date shall be extended for such period of time until the Specified Approval is provided or obtained, as applicable; provided that in no event will the End Date be extended beyond the date that is six months following the original End Date.

(v)    From the date of the Initial Closing until the earlier of: (w) the End Date, and (x) the date upon which the Milestone Amount has been paid to the Company pursuant to Milestone Closings (“Standby Fee End Date”), a standby fee (“Standby Fee”) shall accrue on the portion of the Milestone Amount which has not been paid by the Purchasers to the Company pursuant to Milestone Closings. The Standby Fee shall be calculated on a daily basis by multiplying (y) 0.50% by (z) the portion of the Milestone Amount which has not been paid by the Purchasers to the Company, and divided by 360. Provided that the Purchasers are not in breach of this Agreement or the Amended LLC Agreement, the Standby Fee shall accrue and be payable by the Company to the Purchasers pro rata in accordance with the Purchasers’ respective purchase commitments for the Milestone Amount at the Milestone Closings, as set forth on Exhibit A. The Standby Fee shall accrue and be payable quarterly in arrears on the last day of each fiscal quarter based on the number of days in such fiscal quarter (including the first day and excluding the last day in such fiscal quarter) and on the Standby Fee End Date.

(b)    Supplement to Disclosure Schedule. Prior to a Milestone Closing, the Company shall have the right (but not the obligation) to supplement and amend the Disclosure Schedule (as defined below) delivered by the Company as of the Initial Closing (a “Supplement”) to reflect any matter occurring after the Initial Closing by delivering the Supplement to the Purchasers in advance of any such Closing. Any disclosure in a Supplement shall not be deemed to amend the Disclosure Schedule (as defined below) delivered pursuant to a prior Closing but shall update the Disclosure Schedule for purposes of any such subsequent Milestone Closing. A Supplement, if any, will be attached to the Disclosure Schedule as of the applicable Closing pursuant to which it is being delivered and shall update the Disclosure Schedule for purposes of this Agreement as of the date of such Closing.

1.4    Use of Proceeds. In accordance with the directions of the Company’s Board of Managers (the “Board”), the Company will use the proceeds from the Purchase and Sale Transaction for general corporate and working capital purposes in accordance with the budget approved by the Board in accordance with the Amended LLC Agreement, including but not limited to: (i) funding cash and working capital on the balance sheet of the Company; (ii) funding organic growth capital expenditure requirements associated with the Company’s network build plan; and (iii) funding the acquisition of assets or companies by the Company in line with the Company’s network build plan. Proceeds may not be used to fund dividends, special distributions, share repurchases or other payments to the members of the Company except in accordance with the Amended LLC Agreement.

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1.5    Defined Terms Used in this Agreement. In addition to the terms defined herein, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below:

(a)    “Affiliate” of any particular Person means any other Person that, directly or indirectly, is Controlling, Controlled by or under common Control with such particular Person.

(b)   “Amended LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, by and among the Company and the members of the Company party thereto, in substantially the form attached hereto as Exhibit B.

(c)    “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and similar legislation applicable to the Company and any Company Subsidiary.

(d)    “Asset” of “Assets” means, with respect to any Person, all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the related goodwill, that are assets and properties are owned or leased by such Person.

(e)    “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

(f)    “Company Intellectual Property” means, collectively (i) Company-Owned Intellectual Property, and (ii) Company-Licensed Intellectual Property.

(g)    “Company-Licensed Intellectual Property” means Intellectual Property owned by a third party and used or held for use for the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(h)    “Company-Owned Intellectual Property” means all Intellectual Property that is owned by or purported to be owned by the Company.

(i)    “Company Subsidiary” means, with respect to the Company, any entity, including any corporation, partnership, trust, limited liability company or other non- corporate business enterprise, in which: (i) the Company, directly or indirectly (through another Company Subsidiary or otherwise), Controls, (ii) the Company (or another Company Subsidiary) holds securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by the Company; (iii) the Company (or another Company Subsidiary) holds securities or other ownership interests representing 50% or more of the voting power of all outstanding stock or ownership interests of such an entity; or (iv) the Company (or another Company Subsidiary) holds securities or other ownership interests representing the right to receive 50% or more of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

(j)    “Constituents of Concern” shall mean any hazardous, acutely hazardous, or toxic substances or waste, pollutant or contaminant defined and regulated as such under Environmental Laws, as well as petroleum or any other fraction thereof.

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(k)    “Contract” means any legally binding contract, lease, indenture, agreement or other commitment.

(l)    “Control” including the terms “Controlled” and “Controlling” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise, including, with respect to a corporation, partnership or limited liability company, the direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

(m)    “Electronic Data Room” means the electronic data room established by Tucows, Inc. in the folder named “2. Live Dataroom” on the Google Drive platform. References to documents or other materials “provided” or “made available” to the Purchasers or similar phrases shall mean that such documents or other materials were delivered to the Purchasers or its Representatives or were present in the Electronic Data Room at least one day prior to the date of this Agreement.

(n)   “Environmental Laws” shall mean all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

(o)    “Environmental Permits” shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

(p)    “Equity Security” means (a) any share of stock, partnership or joint venture interest, membership interest, limited liability company interest, beneficial interest in a trust, or similar security or any other interest in the equity of any applicable Person; (b) any security, debt instrument, or other interest directly or indirectly convertible into or exercisable or exchangeable for (with or without consideration) any of the foregoing securities or other equity interests; and (c) any warrant, option or other right to subscribe to or purchase any of the foregoing securities or other equity interests (including convertible or exchangeable securities), in each case with respect to the applicable Person, as the context requires.

(q)    “ERISA Affiliate” means any Person treated as a single employer with Tucows, Inc., the Company or any of their respective subsidiaries under Code §414 (including any corresponding Treasury Regulations).

(r)    “Ex-Im Laws” means all laws and regulations applicable to the Company relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import Laws administered by U.S. Customs and Border Protection).

(s)   “Generate” means Generate TF Holdings, LLC, a Delaware limitedliability company.

(t)    “Governmental Authority” means any foreign, federal, state, commonwealth or local governmental entity or municipality or subdivision thereof or other similar body exercising executive, legislative, judicial, taxing, regulatory or administrative authority or functions of or pertaining to government, or agency or any court, tribunal, or judicial or arbitral body (public or private).

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(u)    “Indebtedness” of any Person means, without duplication, any and all liabilities and obligations, contingent or otherwise, of such Person (a) for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, or (b) evidenced by notes, bonds, debentures, mortgages or other debt instruments, debt securities or other similar instruments. For the purposes hereof, Indebtedness shall include any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties, and fees, expenses and indemnities (including attorneys’ fees) associated with any such Indebtedness.

(v)     “Information Privacy and Security Requirements” means all of the following to the extent relating to Personal Information or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company: (i) all applicable Laws concerning the use, processing, ownership, maintenance, storage, collection, privacy and/or security of Personal Information, (ii) the Company’s own rules, policies, and procedures, (iii) the Payment Card Industry Data Security Standard, if applicable, and (iv) contracts, agreements, and arrangements to which the Company is party or by which they or any of their assets are bound. Without limiting the foregoing, the term “Information Privacy and Security Requirements” includes, where applicable, the Health Insurance Portability and Accountability Act, the HITECH Act, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, the EU General Data Protection Regulation, the California Consumer Protection Act, state data security Laws, state social security number protection Laws, state data breach notification Laws, state consumer protection Laws, and the equivalent of any of the foregoing in any relevant jurisdiction.

(w)   “Intellectual Property” means all patents, patent applications, registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, trade names, copyrights, trade secrets, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights.

(x)    “Key Employee” means each of Elliot Noss, Davinder Singh, Jill Szuchmacher, Jessica Johansson, Bret Fausett, and Michael Goldstein.

(y)    “Knowledge” including the phrases “to the Knowledge of the Company,” and “to the Company’s Knowledge” shall mean the actual knowledge after reasonable investigation of each Key Employee and assuming such knowledge as such persons would have as a result of the reasonable performance of his or her duties in the ordinary course.

(z)    “Laws” means any domestic or foreign: federal, state, or local laws (statutory, common, or otherwise), statutes, constitutions, treaties, conventions, ordinances, acts, codes, rules, regulations, orders, determinations or other similar requirements enacted, adopted or promulgated by a Governmental Authority, in each case, as amended, unless expressly specified otherwise.

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(aa)    “Leased Real Property” means the real property leased by the Company or any Company Subsidiary, in each case, as tenant, lessee or licensee, together with, to the extent leased by the Company or Company Subsidiary, all real property, rights to access or use, rights-of-way, licenses, easements, buildings and other structures, facilities or improvements located thereon.

(bb)    “Lien” means any charge, lien, claim, encumbrance, pledge, security interest, mortgage, option, deed of trust, servitude or other similar restriction or covenant of any kind (other than, in the case of a security, any restriction on the transfer of such security arising solely under applicable Law). “Liens” do not include nonexclusive licenses granted by the Company to Company Intellectual Property in the ordinary course of business.

(cc)    “Material Adverse Effect” means any fact, change, event or effect that has had, or would reasonably be expected to have, a material adverse effect on (a) the assets, liabilities, financial condition, or results of operations of the Company or the Company and the Company Subsidiaries, taken as a whole, excluding any fact, change, event or effect of the foregoing, arising out of or resulting from the following (none of which, either alone or in combination, shall be considered in determining whether a “Material Adverse Effect” has occurred): (i) events or occurrences generally affecting the industry in which the business is conducted; (ii) changes in conditions in the U.S. or global capital, financial, securities or credit markets generally (including any decline in the price of any security or any market index); (iii) changes in Law or generally acceptable accounting principles or the enforcement or authoritative interpretations thereof that occur after the date hereof; (iv) the announcement of or compliance with this Agreement or the Transactions; (v) the failure of the Company or any Company Subsidiary to meet any projections, forecasts or revenue or earning predictions for any period; (vi) acts of declared or undeclared war, national disaster, armed hostilities, sabotage or terrorism, or any escalation or worsening of the foregoing; (vii) any acts of God, including earthquakes, hurricanes or other natural disasters; and (viii) any epidemics, pandemics, disease outbreaks, or other public health emergencies (including SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks); provided, that the effects described in clauses (i) through (iii) and (vi) through (viii) may be taken into account in determining whether a Material Adverse Effect has occurred if such effects have a disproportionately adverse effect on either the Company or the Company and the Company Subsidiaries, taken as a whole, relative to other Persons conducting business in the same or similar industries and (b) the ability of the Company to consummate the Transactions.

(dd)    “Milestone Amount” means $140,000,000.

(ee)    “Network JV” means GT Network Holdings, LLC, a Delaware limited liability company, established to construct, operate, and maintain fiber-to-the-premises network projects.

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(ff)     “Owned Real Property” means the real property owned by the Company or any Company Subsidiary, together with all buildings and other structures, facilities or improvements located thereon.

(gg)    “Permits” means all approvals, authorizations, permissions, permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, variances, orders, registrations, franchises, declarations, rulings, notices or other authorizations.

(hh)    “Permitted Liens” means (a) Liens to secure indebtedness under any credit facility approved in accordance with the Amended LLC Agreement, (b) statutory Liens for current taxes not yet due and payable or the amount or validity of which is being contested in good faith in appropriate proceedings, (c) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business, and (d) Liens and other similar matters of record that arise in the ordinary course of business and do not adversely affect the value of, or the current occupancy or use of, any real or other tangible property in any material respect.

(ii)      “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(jj)      “Personal Information” means information protected under applicable Information Privacy and Security Requirements.

(kk)     “Preferred Manager” has the meaning set forth in the Amended LLC Agreement.

(ll)     “Project” or “Projects” means any project related to the development, construction, and operation of (i) systems of fiber conduits and fiber optic cables and equipment associated therewith to the premises (FttP) networks reaching homes and businesses, and/or (ii) the provision of high quality voice, video, Internet access and other services to end-user residential and business customers.

(mm)    “Project Assets” means the Project Companies’ material tangible Assets (including buildings and improvements, machinery, equipment, and other tangible properties) for purposes of construction and operation of the Projects and development of the Development Projects.

(nn)    “Project Company” means each Company Subsidiary that directly owns and/or operates a Project set forth in Section 2.25(a) of the Disclosure Schedule.

(oo)    “Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

(pp)    “Related Party” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves, or within the past twelve (12) months has served, as a director, executive officer, partner, member or in a similar capacity of such specified Person; or (iii) any immediate family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 5% of the outstanding equity or ownership interests of such specified Person.

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(qq)    “Representatives” means, as applicable, each party’s directors, officers, employees, representatives and advisors.

(rr)    “Sanctioned Person” means any Person: (a) listed on any Sanctions-related list of designated or blocked persons; (b) resident in or organized under the laws of a country or territory that is subject to comprehensive restrictive Sanctions from time to time (which includes as of the date of this Agreement Cuba, Iran, North Korea, Syria, and Russia); or (c) majority-owned or controlled by any of the foregoing.

(ss)    “Sanctions” means those applicable trade, economic and financial sanction laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by the United States (including the Department of Treasury, Office of Foreign Assets Control) or other similar Governmental Authorities with jurisdiction over the Company or Company Subsidiaries.

(tt)    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(uu)    “Security Assessment” means a security assessment (including, if applicable, penetration tests, vulnerability scans, and audits of the security controls of the Company’s IT Assets (defined below) and any related systems or software) that complies in all material respects with each of the requirements to perform security assessments under Information Privacy and Security Requirements or which are reasonably necessary to ensure or measure the security of the Company’s IT Assets and the any related systems or software.

(vv)    “Security Breach” means any: (i) unauthorized acquisition of, access to, loss of, or misuse (by any means) of Personal Information; or (ii) unauthorized or unlawful processing, sale, or rental of Personal Information; or (iii) successful phishing or other cyberattack that caused a monetary loss or a significant business disruption.

(ww)    “State Communications Laws” means any Law of a State Regulator or other Governmental Authority of any state or similar local authority governing the provision of telecommunications services including local exchange services, interexchange services, and competitive access services.

(xx)    “State Regulator” means any state public utility commission or similar body with jurisdiction over the Company and any Company Subsidiary under the State Communications Laws.

(yy)    “Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

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(zz)    “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, telecommunications, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, or other taxes, fees, assessments or charges of a similar nature, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

(aaa)   “Transaction Agreements” means this Agreement, the Amended LLC Agreement, the Equity Capital Contribution Agreement by and between the Company and Generate-Ubiquity Holdings, LLC, and the GT Network Holdings, LLC Limited Liability Agreement.

(bbb)    “Transactions” means the transactions contemplated by this Agreement, including the Purchase and Sale Transaction.

(ccc)     “Treasury Regulations” means the final, temporary and proposed United States Treasury Regulations promulgated under the Code.

2.          Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that, except as set forth on the disclosure schedule attached as Exhibit C to this Agreement (the “Disclosure Schedule”), as updated by the Supplement, as the case may be, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the date of each Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 2, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Section 2 only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections.

For purposes of these representations and warranties (other than those in Sections 2.1, 2.2, 2.3, 2.4 and 2.5), the term the “Company” shall include, in addition to the Company, any Company Subsidiary and any predecessor entity of the Company or of any Company Subsidiary, unless otherwise noted herein; provided, however, the term “Company” shall not include the Network JV.

2.1        Organization, Good Standing, Power and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, use, lease and operate the properties and assets it purports to own, use, lease and operate and to carry on its business as it is currently conducted and as proposed to be conducted. The Company is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Accurate and complete copies have been made available to the Purchasers through the Electronic Data Room of (a) the organizational documents of the Company and (b) any minute books or similar company records of the Company. The term “Company” as used in the preceding sentence shall include the Company’s predecessor entity, Ting Fiber, Inc.

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2.2        Capitalization.

(a)    Section 2.2(a) of the Disclosure Schedule sets forth the authorized, issued and outstanding Equity Securities of the Company, and the record owners thereof, in each case, as of the date of this Agreement. Each such Person is the owner, beneficially and of record, free and clear of all Liens of such Equity Securities (except Liens arising under applicable securities Laws). All of the issued and outstanding Equity Securities of the Company have been duly authorized and validly issued in compliance with applicable securities Laws, this Agreement or the Amended LLC Agreement, and are fully paid.

(b)    Except as provided in the Amended LLC Agreement and as set forth on Section 2.2(b) of the Disclosure Schedule, as of the date of this Agreement, (i) there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or similar agreements, orally or in writing, to purchase or acquire from the Company any of its Equity Securities, or any securities convertible into or exchangeable for any Equity Securities, (ii) the Company has no obligation to purchase, redeem, or otherwise acquire any of its Equity Securities or any other interests therein or pay any dividend or make any distribution in respect thereof, (iii) there are no outstanding, promised or authorized equity appreciation rights, phantom equity rights, profit participation rights or similar rights with respect to the Company and (iv) there are no voting trusts, proxies, shareholder agreements, transfer restrictions or other agreements or understandings in effect with respect to the voting of transfer on any securities of the Company.

2.3         Subsidiaries.

(a)        Section 2.3(a) of the Disclosure Schedule sets forth a true and correct list of the Company Subsidiaries. Except as disclosed in Section 2.3 of the Disclosure Schedule, the Company or a Company Subsidiary holds all of the outstanding Equity Securities of each of the Company Subsidiaries free and clear of all Liens (except Permitted Liens). Except for the Company Subsidiaries and as set forth on Section 2.3(a) of the Disclosure Schedule, neither the Company nor any Company Subsidiary holds, beneficially or of record, any Equity Securities of any other Person.

(b)    Each Company Subsidiary is (i) a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, as the case may be, (ii) each Company Subsidiary is duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, used, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole and (iii) has all requisite power and authority to own, use, lease and operate the properties and assets it purports to own, and to carry on its business as it is currently conducted and as proposed to be conducted.

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(c)    Except as set forth on Section 2.3(c) of the Disclosure Schedule, the Company is not a participant in any joint venture, partnership or similar arrangement. There are no outstanding, promised or authorized equity appreciation rights, phantom equity rights, profit participation rights or similar rights with respect to any Company Subsidiary.

(d)    Accurate and complete copies have been made available to the Purchasers through the Electronic Data Room of (a) the organizational documents of each of the Company Subsidiaries and (b) any minute books or similar company records of each of the Company Subsidiaries.

2.4        Authorization. Subject to the requisite approval by the Company’s members, all limited liability company action required to be taken by the Board and the Company’s members in order to authorize the Company to enter into the Transaction Agreements, and to issue the Purchased Units at each Closing, has been taken. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of each Closing, and the issuance and delivery of the Purchased Units has been taken prior to the Initial Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Amended LLC Agreement may be limited by applicable federal or state securities Laws (together, the “Enforceability Exceptions”).

2.5        Valid Issuance of Purchased Units. The Purchased Units, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued and fully paid, will have the rights, privileges and preferences set forth in the Amended LLC Agreement, and will be issued free and clear of any Liens and be free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities Laws and Liens created by or imposed by a Purchaser. Any common units issued upon conversion of the Purchased Units will be validly issued and fully paid, will have the rights, privileges and preferences set forth in the Amended LLC Agreement, and will be free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and Liens created by or imposed by a Purchaser. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement, the Purchased Units will be issued in compliance with all applicable federal and state securities Laws.

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2.6        Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Authority is required on the part of the Company in connection with the consummation of the Transactions, except for filings pursuant to (a) the applicable securities Laws, which have been made or will be made in a timely manner to the extent required under applicable Law, (b) the applicable State Communications Laws in connection with any Milestone Closing as set forth in Section 2.6 of the Disclosure Schedule, which will be made in a timely manner to the extent required under applicable Law, and (c) such actions or filings that the failure to take or make, as the case may be, would not have or reasonably be expected to have a Material Adverse Effect on the Company or any Company Subsidiary, individually or in the aggregate.

2.7        Litigation. Except as set forth on Section 2.7 of the Disclosure Schedule, there is no claim, action, suit, proceeding, arbitration, complaint, charge or, to the Company’s knowledge, investigation (each, an “Action”), and no order, writ, injunction, judgment or decree of a Governmental Authority with respect to the Company, any Company Subsidiary, or any Key Employee, officer, or director (with respect to each Key Employee, officer or director, solely in their respective capacities as such), pending or, to the Company’s Knowledge, currently threatened in writing against the Company other than Actions which, if decided in favor of the opposing party, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There is currently no Action by or before any Governmental Authority pending or, to the Knowledge of the Company, threatened against the Company or a Company Subsidiary, that, individually or in the aggregate, questions the validity of this Agreement or any of the other Transaction Agreements or would reasonably be expected to result in a Material Adverse Effect on the Company’s ability to consummate the Transactions. No Company or Company Subsidiary is subject to any order, writ, injunction, judgment or decree of Governmental Authority that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on the Company’s ability to consummate the Transactions.

2.8         Intellectual Property.

(a)    The Company (i) owns, free and clear of all Liens (other than Permitted Liens) all Company-Owned Intellectual Property, or (ii) possesses, and shall maintain, a valid license or other rights to use Company-Licensed Intellectual Property. Except as set forth on Section 2.8(a) of the Disclosure Schedule, the Company has not received any written communications alleging that, and to the Company’s Knowledge there are no facts or basis to allege that, the Company has violated, or by conducting its business, would violate any of the Intellectual Property or other proprietary rights of any other Person.

(b)    Neither the Company-Owned Intellectual Property nor the conduct of the business of the Company nor any product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or infringes any Intellectual Property of any other party.

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(c)    Other than with respect to commercially available software products under standard end-user object code license agreements, or other Company-Licensed Intellectual Property the license for which is disclosed in Schedule 2.10(a)(x), there are neitherany outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to Intellectual Property or other proprietary rights of any other Person. To the Company’s Knowledge, none of the software used by the Company (i) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of data) that materially affects the use, functionality or performance of Company products or services, or any product or system containing or used in conjunction with such Company products or services; or (ii) fails to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of Company products or services.

(d)    Without limiting the generality of the foregoing, the Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

(e)    Each employee and consultant who develops, invents, programs or designs or has developed, invented, programed, or designed, any Company-Owned Intellectual Property has executed and delivered to the Company an enforceable written agreement that (i) assigns to the Company all right, title, and interest in and to such Intellectual Property (including waiver of any moral rights) that (a) was developed on any amount of the Company’s time or funding or with the use of any of the Company’s equipment, supplies, facilities or information or (b) resulted from the performance of services for the Company, and (ii) require such employee and consultant (as the case may be) to agree not to use or disclose any trade secrets or confidential or proprietary information of the Company or any other Person (except as necessary to perform such services to Company). To the Company’s Knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company, including prior employees or consultants, or academic or medical institutions with which any of them may be affiliated now or may have been affiliated in the past. No current or former officer, employee, contractor or consultant to the Company has valid grounds to assert any rights to any of the Company Intellectual Property. The Company has taken commercially reasonable measures to protect and maintain the confidentiality of all trade secrets included in the Company Intellectual Property. To the Company’s Knowledge, there has been no unauthorized disclosure of any trade secrets included in the Company Intellectual Property.

(f)    Section 2.8(f) of the Disclosure Schedule lists each item of Company-Owned Intellectual Property that is registered, filed, or issued under the authority of any Governmental Authority, including any patents, patent applications, registered trademarks, trademark applications, service marks, service mark applications, trade names, registered copyrights, domain names, all applications for any of the foregoing, and licenses to and under any of the foregoing (collectively, the “Company-Owned Registered IP”). The Company-Owned Registered IP has not been deemed by any Governmental Authority to be invalid or unenforceable, and no Company-Owned Registered IP has been cancelled or abandoned except in the ordinary course of business.

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(g)    The Company has not embedded, used or distributed any open source, copyleft or community source code (including but not limited to any libraries or code, software, technologies or other materials that are licensed or distributed under any General Public License, Lesser General Public License or similar license arrangement or other distribution model described by the Open Source Initiative at www.opensource.org, collectively “Open Source Software”) in connection with any of its products or services that are generally available or in development in any manner that would materially restrict the ability of the Company to protect its proprietary interests in any such product or service or in any manner that requires, or purports to require (i) any Company Intellectual Property (other than the Open Source Software itself) be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any Company Intellectual Property; (iii) the creation of any obligation for the Company with respect to Company Intellectual Property owned by the Company, or the grant to any third party of any rights or immunities under Company Intellectual Property owned by the Company; or (iv) any other limitation, restriction or condition on the right of the Company with respect to its use or distribution of any Company Intellectual Property.

(h)    No government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any Company Intellectual Property. No Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in the Company Intellectual Property.

(i)    The Company lawfully owns, leases or licenses the information technology systems, and all related software, networks, systems, and information technology equipment used or held for use in connection with the Company’s operation of the business and associated documentation (collectively, the “IT Assets”) and such IT Assets are reasonably sufficient for the immediate and anticipated needs of the Company, including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner, all of which rights shall survive unchanged upon the consummation of the Transactions. The IT Assets have not materially malfunctioned or failed. The IT Assets provide commercially reasonable redundancy and speed to meet the performance requirements of the Company as currently conducted and currently proposed to be conducted. To the Company’s Knowledge, the IT Assets do not contain any viruses, malware, Trojan horses, worms, other undocumented contaminants, material bugs, vulnerabilities identified in the U.S. National Vulnerability Database maintained by the Department of Homeland Security and the National Institute of Standards and Technology, faults, disabling codes, or other devices or effects that reasonably could (i) enable or assist any Person to access without authorization the IT Assets or any information in the IT Assets, or (ii) otherwise adversely affect the functionality of the IT Assets. The Company periodically reviews patches, updates and hotfixes offered or recommended by any third-party developer or supplier of IT Assets and deploys such patches, updates and hotfixes. To the Company’s Knowledge, no person has gained unauthorized access to any IT Assets.

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(j)    The Company has commercially reasonable disaster recovery, backup and data recovery, and business continuity plans, procedures and facilities in place that are appropriate to minimize the disruption of its business in the event of any material failure of any of the IT Assets in accordance in all material respects with applicable Laws, Information Privacy and Security Requirements, and the Material Contracts, and have regularly tested such plans, procedures and facilities and have conducted all Security Assessments.

(k)    Except as set forth on Section 2.8(k) of the Disclosure Schedule, the Company has not experienced any Security Breach involving of any of its IT Assets, and has not experienced any unauthorized access, use or disclosure of any Personal Information Controlled by or on behalf of the Company, including any unauthorized access, use or disclosure of Personal Information. To the Knowledge of the Company, no customer of the Company has experienced (a) any Security Breach or (b) any unauthorized access, use or disclosure of any Personal Information, in either case that was caused by the Company.

(l)    Except as set forth on Section 2.8(l) of the Disclosure Schedule, the conduct of the Company’s business, including without limitation the Company’s collection, creation, use, maintenance, and disclosure of all Personal Information has complied, and complies, in all material respects, with all Information Privacy and Security Requirements. In the past five years, the Company has not received written notice of any claims alleging, (a) Security Breaches, (b) unauthorized access or unauthorized use of any of the Company’s IT Assets, or (c) any unauthorized access or acquisition of, any Personal Information maintained by the Company, or by any third party service provider on behalf of the Company. In the past five years the Company has not been notified in writing, or been required by applicable Laws or Information Privacy and Security Requirements to notify in writing, any Person of any Security Breach involving Personal Information possessed by the Company. The Company has not received any notice of any written claims, investigations, or any written notice of alleged violations of Laws or Information Privacy and Security Requirements with respect to Personal Information possessed by Company. The Company has implemented and maintains an information security program that is comprised of reasonable organizational, physical, administrative, and technical safeguards designed to protect the security, confidentiality, integrity and availability of its IT Assets and related systems and software and all Personal Information it processes, and such information security program is designed to be materially consistent with all Laws and Contracts applicable to the Company.

(m)    The Company holds and has held all necessary permission to collect, use, maintain, and disclosure the Personal Information in its possession, or under its control, in connection with the operation of the business.

(n)    The Company has not collected, processed, disclosed, stored or used any credit card information. The Company has entered into industry-standard agreements with third parties to process credit card payments on the Company’s behalf in compliance with applicable Payment Card Industry Data Security Standards, applicable Laws, and Information Privacy and Security Requirements.

(o)    The Company has developed a plan in accordance with applicable Information Privacy and Security Requirements and all Contracts to which the Company is a party to address and remediate all material threats and deficiencies identified in each Security Assessment, penetration testing and vulnerability scan conducted, and the Company has addressed and remediated those material threats and deficiencies in accordance with that plan and in accordance with applicable Information Privacy and Security Requirements and applicable Contracts.

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2.9        Compliance with Other Instruments. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, or default or breach under:

(a)    any provision of the organizational documents of the Company (including the Existing LLC Agreement) or any Company Subsidiary, or any Material Contract (as defined below) except as otherwise would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole;

(b)    any Law applicable to the Company or any Company Subsidiary in any material respect, in each case, assuming the taking of each action by (including the obtaining of each necessary authorization, consent or approval), or in respect of, and the making of all necessary filings with, Governmental Authority; or

(c)    any instrument, order, writ or decree of any Governmental Authority.

2.10        Material Contracts.

(a)        Section 2.10(a) of the Disclosure Schedule sets forth (other than with respect to Development Projects, except as set forth below), as of the date hereof, a true and complete list of all of the following types of contracts to which the Company or any Company Subsidiary is a party or by which any of its or their respective assets or properties are bound, and the Electronic Data Room provided, as of the date hereof, with respect to Development Projects, all of the following types of contracts to which the Company or any Company Subsidiary is a party or by which any of its or their assets or properties are bound (all such contracts. collectively, the “Material Contracts”):

(i)    (A) top ten revenue contracts (including physical or financial) with respect to the business of the Company or any Company Subsidiary or any Project; (B) all engineering, procurement and construction and operations and maintenance contracts for any Project with anticipated costs exceeding $250,000, except for operations and maintenance contracts that are terminable by the Company or any Company Subsidiary on less than 90 days’ notice without material penalty; (C) all guaranties, letters of credit, indemnity agreements, escrow agreements, performance or surety bonds (for such performance or surety bonds only such performance or surety bonds of $50,000 or more) or similar credit support arrangements issued by or for the account of the Company or any Company Subsidiary in support of any of the obligations of the Company or any Company Subsidiary under any of contracts referred to in clauses (A) to (B) above; and (D) all contracts relating to Indebtedness or equity financing (including tax equity financing) for the purpose of financing the acquisition, construction, ownership, operation, maintenance or repowering of any Project;

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(ii)    all contracts (including with respect to Development Projects) between the Company or any Company Subsidiary, on the one hand, and any member (or Affiliate thereof), equity-holder (or Affiliate thereof) or Affiliate of the Company or any Company Subsidiary, on the other hand;

(iii)    all contracts (including with respect to Development Projects) that (A) involve standstill or similar arrangements, (B) limit the ability of the Company or any Company Subsidiary or their respective owners to engage in any line of business or to compete with any Person or in any geographical area or (C) with payments by the Company or a Company Subsidiary in excess of $1,000,000 per annum that impose “most favored nation” pricing provisions on the Company or any Company Subsidiary;

(iv)    all contracts (including with respect to Development Projects) relating to (A) Indebtedness for borrowed money of the Company or any Company Subsidiary (including all loan agreements, credit agreements, notes, indentures and similar contracts), and (B) Liens granted in connection with each of the foregoing contracts;

(v)    (A) the organizational documents (including with respect to Development Projects) of each of the Company and each Company Subsidiary and (B) any contracts (including with respect to Development Projects) involving any joint venture, partnership, strategic alliance or similar arrangement or any shareholder or voting agreements, proxies or similar agreements to which the Company or any Company Subsidiary is party;

(vi)    all contracts (including with respect to Development Projects) that would require the Company, any Company Subsidiary to, whether now or in the future, make, pay, fund or otherwise incur any capital expenditures or similar expenses or any liabilities in respect thereof in excess of $300,000 per contract;

(vii)    all contracts (including with respect to Development Projects) under which the Company or any Company Subsidiary has provided any surety, pledge, guarantee, bond, letter of credit or other credit support, or granted any Lien, in support of any Indebtedness that remains outstanding, whether of the Company, any such Company Subsidiary or any other Person;

(viii)    all contracts containing a power of attorney granted by the Company or any Company Subsidiary;

(ix)    all contracts not otherwise disclosed on Section 2.10(a) of the Disclosure Schedule reflecting obligations (contingent or otherwise) of, or payments to, the Company in excess of $500,000 annually or $1,000,000 in the aggregate over the course of such contract or agreement;

(x)    all contracts containing a license of any Intellectual Property to or from the Company (other than with respect to commercially available software products under standard end-user object code license agreements and standard assignment agreements between the Company and its consultants, employees and advisors);

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(xi)    all contracts (including with respect to Development Projects) the purpose of which is the settlement, release, compromise or waiver by the Company or any Company Subsidiary of any material rights or claims it has against any other Person or any material liabilities of any other Person to the Company or any Company Subsidiary, in each case in excess of $100,000;

(xii)    all contracts (including with respect to Development Projects) for the acquisition or disposition of any equity interests of the Company, any Company Subsidiary or any former subsidiary of the Company or any Company Subsidiary or all or substantially all of the assets of the Company or any Company Subsidiary, in each case, for consideration in excess of $250,000 in the aggregate and for which, as of the date hereof, there remain any outstanding payments owed by any party thereto with respect thereto;

(xiii)    all contracts with any Governmental Authority for the construction and build of a Project with annual payments by the Company or a Company Subsidiary in excess of $100,000;

(xiv)    all contracts related to the Leased Real Property and Owned Real Property with annual payments by the Company or a Company Subsidiary in excess of $50,000;

(xv)    all employment contracts providing for total annual compensation in excess of $175,000, and any severance plan or severance agreements;

(xvi)    all consulting contracts (including with respect to Development Projects) requiring payment to any single contractor of $250,000 or greater per annum;

(xvii)    all contracts reflecting obligations between, on the one hand, the Key Employees, directors, other employees, consultants, shareholders or Affiliates of the Company, and on the other hand, the Company or a Company Subsidiary; provided, however, that the foregoing shall not include (A) employee benefits generally made available to all employees, (B) director and officer indemnification agreements approved by the Board and previously made available to the Purchasers, (C) offer letters for at will employment (I) for Persons who are not Key Employees and (II) that do not provide for severance in an amount greater than six months of annual base compensation or (D) confidentiality and proprietary information agreements between the Company or a Company Subsidiary and an employee or consultant thereof substantially in the form or forms made available to the Purchasers where each current employee of the Company or a Company Subsidiary who has signed such an agreement also has been identified; and

(xviii)    all other contracts reasonably expected to result in future payments to or by the Company or any Company Subsidiary in excess of $250,000 in the aggregate, except for contracts that are terminable by the Company or any Company Subsidiary on less than 90 days’ notice without material penalty, or are otherwise material to the business of the Company and the Company Subsidiaries taken as a whole.

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(b)    Except as set forth on Schedule 2.10(b) of the Disclosure Schedules, each Material Contract is (i) in full force and effect (A) as against the Company or applicable Company Subsidiary party thereto and constitutes the legal, valid and binding obligation of the Company or such Company Subsidiary party thereto, and (B) to the Knowledge of the Company, the other parties thereto, (ii) enforceable against (x) the Company or an applicable Company Subsidiary party thereto and (y) to the Knowledge of the Company, the other parties thereto in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether considered in a proceeding at law or in equity.

(c)    (i) Neither (A) the Company nor any Company Subsidiary nor (B) any other party is in default in the performance or observance of any material term or provision of, and (ii) no event has occurred that, with notice or lapse of time or both, would result in such a material default under any Material Contract by any Person party thereto. The Company has delivered or made available to the Purchasers true, correct and complete copies, including all amendments and modifications of, and supplements to, each Material Contract.

(d)    Neither the Company nor any Company Subsidiary has received written notice from any other party to any Material Contract of any termination of any Material Contract.

(e)    Except as set forth on Schedule 2.10(e) of the Disclosure Schedules, the Company has not received any written claims for indemnification or set-off against, or requests for escrowing of otherwise distributable cash from, the Company, any Company Subsidiary.

2.11        Certain Transactions; Affiliated Interests.

(a)    Other than (i) employee benefits generally made available to all employees, offer letters for at-will employment and employment Contracts and confidentiality and proprietary information agreements between the Company or a Company Subsidiary and an employee or consultant thereof substantially in the form or forms made available to the Purchasers, (ii) director and officer indemnification agreements approved by the Board of Directors, (iii) the purchase of the Company’s Equity Securities, in each instance, approved by the Board, and (iv) the Transaction Agreements, there are no Contracts, understandings or proposed transactions between the Company and any of its directors or Key Employees.

(b)    The Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Related Party of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or employees, or any members of their immediate families, or any Related Party of the foregoing are, directly or indirectly, indebted to the Company. None of the Company’s directors, officers or employees, or, to the Company’s Knowledge, any members of their immediate families, or any Related Party of the foregoing have (i) direct or indirect ownership interest in any firm or entity with which the Company or any Company Subsidiary is affiliated or with which the Company or any Company Subsidiary has a business relationship, or any firm or entity which competes with the Company, or (ii) personal financial interest in any Material Contract with the Company or any Company Subsidiary.

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(c)    No Related Party of the Company or any Company Subsidiary (with respect to part (iii) of the definition of “Related Party,” to the Company’s Knowledge): (i) owns or has owned, directly or indirectly, any material equity or other financial or voting interest in any competitor, supplier, licensor, lessor, distributor, independent contractor or customer of the Company or any Company Subsidiary other than interests in the Company and such Company Subsidiary and other than securities of publicly traded companies purchased on a stock exchange, or investments in funds, that are or were held for investment purposes only; (ii) has or has had any material interest in any property (real or personal, tangible or intangible) that the Company or any Company Subsidiary uses or has used in or pertaining to the business of the Company or any Company Subsidiary; or (iii) has or has had any material business dealings or a financial interest in any transaction with or involving any assets or property of the Company or any Company Subsidiary, other than business dealings or transactions conducted in the ordinary course of business at prevailing market prices and on prevailing market terms.

2.12         Rights of Registration and Voting Rights. Except as provided in the Amended LLC Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Amended LLC Agreement, no member of the Company has entered into any agreements with respect to the voting of Equity Securities of the Company.

2.13        Real Property.

(a)    A true and accurate list of all of the Owned Real Property is set forth in Section 2.13(a) of the Disclosure Schedule. Each of the Company and each Company Subsidiary has good title, free and clear of all Liens (other than Permitted Liens) to all of its Owned Real Property.

(b)    All of the leases of the Company and any Company Subsidiary requiring payments by the Company or any Company Subsidiary in excess of $50,000 per annum have been made available in the Electronic Data Room to Purchaser (collectively, the “Company Leases”), and are listed on Schedule 2.13(b) of the Disclosure Schedule. Each of the Company and each Company Subsidiary, to the Knowledge of the Company, holds good and valid leasehold title, free and clear of all Liens (other than Permitted Lien) in and to the Leased Real Property. Except as provided in the Electronic Data Room, there are no amendments, modifications or changes, oral or written, between any of the parties to any of the Company Leases. All rents and royalty obligations under the Company Leases and the leases of the Company Subsidiaries have been paid in full to the extent due.

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(c)    No material forfeiture, condemnation, eminent domain or similar proceedings have commenced against the Real Property, nor has the Company and nor has any Company Subsidiary received written notice of any future material forfeiture, condemnation, eminent domain or similar proceedings, and no Actions are pending or, to Knowledge of the Company, threatened against either the Company or any Company Subsidiary.

(d)    To Knowledge of the Company, no Project or Development Project is in violation in any material respect of any applicable fire, health, building, use, planning, subdivision occupancy or zoning Laws which violation has not been cured.

(e)    To Knowledge of the Company, each Project and Development Project’s current occupancy and use of the Real Property does not materially violate any Lien thereon.

(f)    Except with respect to those interests that are reasonably expected to be obtained when and as required at reasonable cost, with respect to each Project, the real property interests and other rights in the Real Property held by the Company or the applicable Company Subsidiary, together with any easements, rights-of-way, licenses, and crossing agreements held by the Company and the applicable Company Subsidiary, are reasonably sufficient to enable each Project to be located, constructed, operated and maintained on the Real Property.

2.14        Financial Statements.

(a)    The Company has delivered to each Purchaser via the Electronic Data Room its (i) consolidated unaudited balance sheet as of December 31, 2021 (the “Balance Sheet Date”) and the related statements of income and cash flows for the twelve-month period ended on December 31, 2021 (collectively, the “2021 Annual Financial Statements”), (ii) the consolidated unaudited balance sheet as of March 31, 2022 and the related statements of income and cash flows for the three-month period ended on March 31, 2022 (collectively, the “Interim Financial Statements”), and (iii) the consolidated unaudited balance sheet as of May 31, 2022 and the related statements of income and cash flows for the month period ended on May 31, 2022 (collectively, with the 2021 Annual Financial Statements and the Interim Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated, except that the Financial Statements will not contain any footnotes required by GAAP. The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case to the absence of footnotes required by GAAP.

(b)    Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date; (ii) obligations under Contracts incurred in the ordinary course of business; and (iii) liabilities and obligations of a type or nature not required under GAAP to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not reasonably be expected to have a Material Adverse Effect.

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2.15        Changes. Since the Balance Sheet Date there has not been:

(a)    any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, individually or in the aggregate, a Material Adverse Effect;

(b)    any damage, destruction or loss, whether or not covered by insurance, that would have, individually or in the aggregate, a Material Adverse Effect;

(c)    any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d)    any satisfaction or discharge of any Lien or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have, individually or in the aggregate, a Material Adverse Effect;

(e)    any material change to a Material Contract by which the Company or any of its assets is bound or subject;

(f)    any change in any compensation or benefits arrangement or agreement with any Key Employee, any employee whose annual compensation exceeded $150,000 per year, any officer, any director or any member, except in the ordinary course of business consistent with past practice;

(g)    any resignation, or termination of employment, notice of termination of employment provided to, or notice of termination of employment received from, of any Key Employee or any employee of the Company whose annual compensation exceeds $150,000;

(h)    any entry into, adoption of, amendment to, or termination of, any (i) equity, equity-based, phantom equity, pension, retirement, change in control, retention, deferred compensation, severance, retiree welfare or executive-only employee benefit plan, program, policy, agreement or arrangement or (ii) other material Employee Plan (defined below);

(i)    any Lien created by the Company with respect to any of its material properties or assets, except for Permitted Liens;

(j)    any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(k)    any declaration, setting aside or payment or other distribution in respect of any of the Company’s equity interests, or any direct or indirect redemption, purchase, or other acquisition of any of such equity interests by the Company;

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(l)    any sale, assignment or transfer of any Company-Owned Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(m)    receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(n)    (i) made or changed any Tax election or changed any method of tax accounting, (ii) settled or compromised any federal, state, local or foreign Tax liability or assessment, (iii) filed any amended Tax Return, (iv) entered into any closing agreement relating to any Tax, (v) agreed to an extension or waiver of a statute of limitations period applicable to any Tax claim or assessment, (vi) surrendered any right to claim a Tax refund, (vii) incurred any liability for Taxes outside the ordinary course of business, (viii) failed to pay any Tax that becomes due and payable (including any estimated tax payments), (ix) prepared or filed any Tax Return in a manner inconsistent with past practice, or (x) taken any other similar action relating to the filing of any Tax Return or the payment of any Tax;

(o)    to the Company’s knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(p)    any arrangement or commitment by the Company to do any of the things described in this Section 2.15.

2.16       Labor & Employment Matters.

(a)        The Company has made available through the Electronic Data Room a list of all persons who are employees of the Company and each Company Subsidiary as of July 31, 2022, as the case may be, which list includes the following information for each such individual: (i) employee identification number; (ii) title or position; (iii) the employing entity and, if different, the entity for whom the employee primarily renders services; (iv) annual base compensation; (v) bonus, commission and incentive plans and programs; (vi) the following information regarding employment status and classification: (A) full-time, part-time or temporary status, (B) exempt/non-exempt status; (C) active/leave status (and if on leave, the date of leave and the expected return date, if any) and (D) visa status, if applicable (specifying the type of visa) and (vii) hire date. The Company has disclosed the material written contracts the Company or Company Subsidiary, as the case may be, has entered into with any employee or staffing or temporary employment agency.

(b)    The Company has made available through the Electronic Data Room a list of all persons who provide services to the Company and each Company Subsidiary as of July 31, 2022, as the case may be, as independent contractors or consultants engaged through third party entities which list includes the following information for each such individual: (i) provider identification number; (ii) the entity engaging the contractor or consultant and, if different, the entity for whom the contractor or consultant primarily is rendering services; (iii) title or position in which such individual provided services; (iv) retention date; (v) remuneration scheme (e.g., fixed fee, hourly commission) and (vi) country in which such individual provides such services.

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(c)    Neither the Company nor any Company Subsidiary is delinquent in payments to any of their respective employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, paid sick leave, paid vacation or other paid time off, fees, or other direct compensation or remuneration for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors.

(d)    Neither the Company nor any Company Subsidiary is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, Representatives, Affiliates, or agents of the Company or a Company Subsidiary. No collective bargaining contract or other agreement with an employee or labor organization is presently being negotiated by the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary have a duty to bargain with any employee or labor organization. During the prior three (3) years, there has been no strike or other labor dispute involving the Company or a Company Subsidiary pending, or to the Knowledge of the Company or a Company Subsidiary, threatened, which could have a Material Adverse Effect, nor is the Company or a Company Subsidiary aware of any labor organization activity involving their respective employees. No unfair labor practice charge or labor arbitration proceeding is pending against the Company or any Company Subsidiary or, to the Knowledge or the Company and any Company Subsidiaries, threatened.

(e)    The Company and each Company Subsidiary have complied in all material respects with all applicable state and federal equal employment opportunity Laws and with other Laws related to employment, including those related to terms and conditions of employment; civil rights; fair employment practices; equal pay; affirmative action; prohibitions on discrimination, harassment and retaliation; whistleblower protections; accommodation for disability, religious beliefs and practices, pregnancy and childbirth, and conditions commonly associated with pregnancy and childbirth; paid and unpaid leaves of absence, sick pay and sick leave; paid time off; wages and wage payment; severance pay; hours; meal and rest periods; minimum wage and overtime; overtime exempt status; worker classification (contractor or employee); workplace health and safety; COVID-19; layoffs and plant closings; background checks, consumer reports and investigative consumer reports; privacy; biometric information; labor relations, including collective bargaining and the right to engage in protected and concerted activity; immigration and worker authorization; workers’ compensation and the collection and payment of withholding and/or Social Security taxes and other similar taxes (collectively, “Employment Laws”). The Company and each Company Subsidiary have withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of the Company or a Company Subsidiary (as the case may be) and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing.

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(f)    Neither the Company nor a Company Subsidiary has received any written complaints from any current or former employee, independent contractor or consultant relating to any employment practices, terms and conditions of employment or engagement, or the alleged actual or potential violation of any Employment Law (including claims of sexual harassment, sexual assault or retaliation for complaining of either) during the past three (3) years.

(g)    There are no pending, and in the past three (3) years there have been no, charges of discrimination, lawsuits, arbitrations, or other litigation matters by current or former employees, independent contractors or consultants related to employment or their engagement by the Company or a Company Subsidiary. Neither the Company nor any Company Subsidiary is party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees of the Company or any Company Subsidiary, as the case may be, for its employment practices or compliance with any Employment Laws. Neither the Company nor any Company Subsidiary has received within the past three (3) years any notice of intent by any Governmental Authority responsible for the enforcement of Employment Laws to conduct an investigation or audit relating to the Company or any Company Subsidiary and, to the Knowledge of the Company and the Company Subsidiaries, no such investigation or audit is in progress. In the prior three (3) years, the Company and each Company Subsidiary have timely investigated all sexual harassment and other harassment, discrimination and retaliation allegations and, with respect to any such allegation with potential merit, the Company or Company Subsidiary has taken prompt corrective action that is reasonably calculated to prevent further sexual harassment, other harassment, discrimination or retaliation.

(h)    There has been no mass layoffs or plant closings (as those terms are defined under the federal Workers Adjustment and Retraining Notification Act and any similar state or local statute) (collectively, (“WARN Act”)) in the past three (3) years affecting any employee of the Company or any Company Subsidiary that would trigger an obligation under the WARN Act, and the Company and each Company Subsidiary are in material compliance with all obligations under the WARN Act. The Company and each Company Subsidiary accurately completed and retained USCIS form I-9s for each of their respective current employees and all former employees whose employment ended within the prior three (3) years.

(i)    To the Knowledge of the Company and each Company Subsidiary, no Key Employee intends to terminate employment with the Company or a Company Subsidiary. Neither the Company nor a Company Subsidiary have a present intention to terminate the employment of any Key Employee. The employment of each employee of the Company and each Company Subsidiary is terminable at the will of the Company or a Company Subsidiary.

(j)    The Company has not made any representations regarding equity incentives or phantom equity interests to any officer, employee, director or consultant except as set forth in the Amended LLC Agreement.

(k)    To the Company’s Knowledge, no employee is obligated under any contract, judgment, order, decision, or decree to act in a manner that would conflict with the Company’s business and no employee would violate any contract, judgment, order, decision, or decree to which he or she is subject by carrying out business on behalf of the Company.

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(l)    Section 2.16(l) of the Disclosure Schedule sets forth any and all restrictive covenants to which Key Employees, all other employees, or consultants are subject.

2.17        Employee Benefit Plans.

(a)    Section 2.17(a) of the Disclosure Schedule sets forth a list of the material Employee Plans (other than offer letters for at-will employment issued by the Company or any Company Subsidiary pursuant to a standard template that do not contain severance, retention or change in control benefits). “Employee Plans” means all (i) employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and bonus, stock option, stock purchase, restricted stock, equity, equity-based, phantom equity, incentive, deferred compensation, retiree medical or life insurance, welfare, paid- time off, change in control, retention, retirement, pension, supplemental retirement, severance or other benefit or compensation plans, programs, agreements, policies, practices or arrangements, (A) that are maintained, contributed to, required to be contributed to, or sponsored, by the Company or any Company Subsidiary or ERISA Affiliates for the benefit of any current or former employee, officer, consultant or director of the Company or any Company Subsidiary (or any current or former dependent or beneficiary thereof) or (B) with respect to which the Company or any Company Subsidiary has any material liability (actual, contingent or otherwise, whether pursuant to Law or contract, and whether directly or by virtue of being a current or former affiliate of another entity) and (ii) employment, consulting, termination, or severance agreements or arrangements pursuant to which the Company or any Company Subsidiary currently has any obligation with respect to any current or former employee, officer, consultant or director of the Company or any Company Subsidiary, including any current or former dependent or beneficiary thereof, or with respect to which the Company or any Company Subsidiary has any material liability (actual, contingent or otherwise, whether pursuant to Law or contract, and whether directly or by virtue of being a current or former affiliate of another entity). The Company has made available to Purchasers (i) a true and complete copy of each Employee Plan (and all amendments thereto) and all current summary plan descriptions (and summaries of material modification thereto) and the most recent determination, advisory or opinion letter from the IRS with respect to the tax-qualified status of any Employee Plan (or if an Employee Plan is unwritten, has provided the Purchasers a written summary of the material terms thereof), (ii) all other documents relating to each Employee Plan, including all texts and agreements and related trust agreements, service agreements, funding agreements and annuity contracts (including any amendments, modifications and supplements to any of the foregoing), (iii) the most recent returns and reports (e.g., Forms 5500, 1094-C and 1095-C) and all schedules thereto, (iv) the most recent testing reports and (v) all communications with any Governmental Authority with respect to an Employee Plan during the last three (3) years.

(b)    (i) Each Employee Plan has been maintained, administered, operated and funded in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code, (ii) each of the Company and the Company Subsidiaries has performed all material obligations required to be performed by it under any Employee Plan and applicable Law, and is not in any material respect in default under or in violation of any Employee Plan, (iii) to the Knowledge of the Company, no “disqualified person” (as defined in Section 4975 of the Code) or “party in interest” (as defined in Section 3(14) of ERISA) has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to any Employee Plan for which a statutory or regulatory exemption does not apply or that has not been corrected in full, and (iv) no Action (other than claims for benefits in the ordinary course) is pending or, to the Knowledge of the Company, threatened in writing with respect to any Employee Plan.

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(c)    Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received or is the subject of a current determination or opinion letter from the IRS and no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected adversely to affect the qualified status of any such Employee Plan or the Tax exempt status of any such trust.

(d)    Neither the Company, nor any Company Subsidiary or ERISA Affiliates maintain, contribute to, are required to contribute to, sponsor or have any direct or contingent liability with respect to (i) any plan or arrangement subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (ii) any multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA, (iii) any multiple employer plan as defined in Section 4063 of ERISA or Section 413(c) of the Code, (iv) any defined benefit plan as defined in Section 414(j) of the Code, (v) any multiple employer welfare arrangement as defined in Section 3(40) of ERISA, (vi) any voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code, (vii) any welfare benefit fund within the meaning of Section 419 of the Code or (viii) any plan, agreement, policy or arrangement that provides medical, dental, vision, prescription drug or life insurance benefits with respect to any current or former employee, officer, director, or other service provider of the Company or any Company Subsidiary (or any of their respective dependents or beneficiaries) following their termination of employment or other service other than coverage mandated by Law which is paid solely by such persons (and neither the Company nor any Company Subsidiary has any obligation or commitment to provide any such benefits).

(e)    No Employee Plan is under, and neither the Company nor any Company Subsidiary or ERISA Affiliates has received any notice of, an audit or investigation by any Governmental Authority.

(f)    Each Employee Plan subject to Section 409A of the Code (if any) is in compliance in all material respects therewith, such that no Taxes or interest is due and owing in respect of such Employee Plan failing to be in compliance therewith.

(g)    Neither the Company nor any Company Subsidiary or ERISA Affiliates has any liability (whether or not assessed) under Sections 4980B, 4980D or 4980H of the Code, or with respect to any failure to satisfy its reporting obligations it may have under Sections 6055 and/or 6056 of the Code.

(h)    Neither the Company nor any Company Subsidiary or ERISA Affiliates is a party to any contract, agreement or arrangement (including any Employee Plan), or has made any commitment (whether oral or written), that could, directly or in combination with any other event, result, separately or in the aggregate, in the payment, acceleration, funding or enhancement of any benefit, or require the Company or any Company Subsidiary or ERISA Affiliates to fund any liabilities or place in trust or otherwise set aside any amounts in respect of any Employee Plan, or limit or restrict the right of the Company or any Company Subsidiary or ERISA Affiliates to merge, amend or terminate any Employee Plan or that could result in the receipt or retention by any Person of any “parachute payment” within the meaning of Section 280G of the Code (without regard to any “reasonable compensation” determination), in each case as a result of or in connection with the execution of this Agreement and/or the consummation of the transactions contemplated by this Agreement.

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(i)    There has not been any announced plan or commitment to create any additional arrangement that would be considered an Employee Plan, or to amend or modify any current Employee Plan.

2.18        Tax Matters.

(a)    There are no material Taxes due and payable by the Company and the Company Subsidiaries (whether or not shown on any Tax Return) which have not been timely paid. There are no accrued and unpaid Taxes of the Company and the Company Subsidiaries which are due, whether or not assessed or disputed. All Tax Returns required to be filed by or with respect to the Company and the Company Subsidiaries have been duly and timely filed and such Tax Returns are true, complete and correct in all respects. There are in effect no extensions or waivers of applicable statutes of limitations with respect to Taxes for any taxable period of the Company and the Company Subsidiaries. No claim has been made by any taxing authority in any jurisdiction where the Company or the Company Subsidiaries do not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(b)    The Company and the Company Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)    The unpaid Taxes of the Company and the Company Subsidiaries(i) did not, as of the latest balance sheet date, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the latest balance sheet (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the end of the Initial Closing in accordance with past custom and practice of the Company and the Company Subsidiaries in preparing its financial statements.

(d)    There have been no Tax examinations, audits, investigations, assessments, or other administrative or judicial proceedings with respect to any Taxes or Tax Returns of, including or related to the Company or the Company Subsidiaries. There are no pending or threatened actions by any applicable taxing authority. All deficiencies asserted, or assessments made, against the Company or the Company Subsidiaries as a result of any examinations by any taxing authority have been fully and timely paid. There are no encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or the Company Subsidiaries.

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(e)    The Company and the Company Subsidiaries are not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(f)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or the Company Subsidiaries.

(g)    Other than as provided on Schedule 2.18, the Company and the Company Subsidiaries have not been a member of an affiliated, combined, consolidated or unitary group for Tax purposes. The Company and the Company Subsidiaries have no liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(h)    The Company and the Company Subsidiaries will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing; (ii) an installment sale or open transaction occurring on or prior to the Closing; (iii) a prepaid amount received on or before the Closing; (iv) any closing agreement under Section 7121 of the Code (or any similar provision of state, local or foreign law); or (v) any election under Section 108(i) of the Code.

(i)    Neither the Company nor any of the Company Subsidiaries are a “foreign person” as provided in Treasury Regulation Section 1.1445-2. Neither the Company nor any of the Company Subsidiaries are, or have been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(j)    Neither the Company nor any of the Company Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(k)    The Company and the Company Subsidiaries are not, and have not been, a party to, or a promoter of, any transaction that could give rise to (i) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (ii) a list maintenance obligation with respect to any Person under Section 6112 of the Code or the regulations thereunder, or (iii) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code and the regulations thereunder.

2.19        Insurance. Section 2.19 of the Disclosure Schedule sets forth a true and complete list of all insurance policies in force with respect to the Company and each of the Company Subsidiaries, which list shall include as to each policy: insurer name, name of policy, policy numbers, and whether each policy is written on an “occurrence” or “claims made” basis. For each insurance policy listed at Section 2.19 of the Disclosure Schedule, binders of insurance have been produced to Purchasers in the Electronic Data Room. Each of the listed policies is in full force and effect, and no written notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the effective date of such cancellation. Except as set forth on Section 2.19 of the Disclosure Schedule, during the last three calendar years, neither the Company nor any of the Company Subsidiaries has made any material claim under any such insurance policies or, to the Knowledge of the Company, suffered any loss that could give rise to any such material claim.

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2.20        Compliance with Laws; Permits. Except as set forth on Section 2.20 of the Disclosure Schedule:

(a)    the Company and each Company Subsidiary have operated their respective businesses in compliance in all material respects with, all Laws applicable to them or their respective businesses or assets;

(b)    neither the Company nor any Company Subsidiary has received written notice from any Governmental Authority in the past three years that the Company or any Company Subsidiary has failed or is failing, to be in material compliance with any Laws applicable to it;

(c)    neither the Company nor any Company Subsidiary has received written notice from any Governmental Authority or any other Person in the past three years that the Company or any Company Subsidiary is (i) not presently in possession of any material permit necessary for such member to construct, own, lease or operate its Assets and to carry on its business as currently conducted, (ii) presently in non-compliance with any such Permits, except where the failure to have, or the suspension, cancellation, termination or revocation of, any such permit would not be material to the Company and the Company Subsidiaries, and (iii) each such Permit is in full force and effect and (except as set forth on Section 2.20(c) of the Disclosure Schedule) is not subject to any current action or to any unsatisfied condition that would reasonably be expected to allow material modification or revocation of such approval, all applicable appeal periods have expired with respect thereto (other than with respect to Development Projects in the ordinary course), and neither the Company nor any Company Subsidiary nor any of their Affiliates that holds such Permit on behalf of or for the benefit of the Company or a Company Subsidiary is, or has been, in violation of any such Permit;

(d)    the Company and each Company Subsidiary (either in their capacity or through one of their Affiliates) hold or have applied for all Permits required for the operation of the Company’s or any Company Subsidiaries’ businesses. There is no action pending, or to the Knowledge of the Company, threatened, which would reasonably be expected to result in the revocation or termination of any such Permit or the imposition of any penalty or condition thereunder. True and complete copies of all such Permits have been made available to the Purchasers. To the Knowledge of the Company, except as disclosed on Section 2.20(d) of the Disclosure Schedule, there have not been any adverse modification, revocation, or termination of, or any other adverse change in, any such Permits;

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(e)    To the Knowledge of the Company, no Representative, Affiliate, member, director, officer, employee or agent of the Company or any Company Subsidiary (in each case acting on behalf of or for the benefit of the Company or a Company Subsidiary):

(i)    has, directly or indirectly, made, offered, promised or authorized any payment or gift of any money or anything of value to or for the benefit of any employee of any Governmental Authority, political party or official thereof or candidate for political office, or any other Person for the purpose of corruptly (A) influencing any official act or decision of such official, party, or candidate, (B) inducing such official, party, or candidate to use his, her, or its influence to affect any act or decision of a Governmental Authority, or (C) securing any improper advantage, in the case of (A) through (C) above in order to assist the Company in obtaining or retaining business for or with, or directing business to, any Person, in violation of any applicable Anti-Corruption Laws;

(ii)    is or has been a Sanctioned Person;

(iii)    has transacted any business directly or knowingly indirectly with any Sanctioned Person, to the extent such transactions would violate applicable Sanctions, or otherwise knowingly engaged in transactions in violation of applicable Sanctions or Ex-Im Laws; and

(f)    each of the Company and the Company Subsidiaries that is subject to the jurisdiction of a Governmental Authority is not subject to any actual or pending complaint or other proceeding to revoke or involuntarily modify (solely to the extent such involuntary modification is not generally applicable but applicable solely to such entity) any rate schedule, tariff, or other terms or conditions for service on such entity’s assets under any Laws applicable to regulation by such Governmental Authority.

No representation or warranty is made under this Section 2.19 with respect to Taxes of the Company or any Company Subsidiary.

2.21        Environmental Matters. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect:

(a)    the Company complies with all applicable Environmental Laws and possess and complies with all applicable Environmental Permits required under Environmental Laws to operate as it presently operates;

(b)    there are not Constituents of Concern at, or released from, any property owned or operated currently or in the past by the Company under circumstances that are reasonably likely to result in liability of the Company under any applicable Environmental Law;

(c)    the Company has not received any written notification alleging that it is liable for, or request for information pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Law, concerning any release or threatened release of Constituents of Concern at any location;

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(d)    the Company has not received any written claim, notice or complaint, or been subject to any Action, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Constituents of Concern or pursuant to Environmental Laws, and to the Knowledge of the Company no such Action is threatened; and

(e)    the Company has made available to Purchaser true and complete copies of all material environmental records, reports, notifications, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

2.22        Bank Accounts; Powers of Attorney. Set forth in Section 2.22 of the Disclosure Schedule is a true and complete list of the locations and numbers of all bank accounts, investment accounts, and safe deposit boxes under the control of or for the benefit of the Company or any Company Subsidiary, together with the names of all Persons who are authorized signatories or have access thereto or control thereunder, and all outstanding powers of attorney or similar authorizations granted by any the Company, copies of which have been provided to the Purchasers.

2.23        Internal Controls.

(a)    The Company and each Company Subsidiary maintains a system of internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects.

(b)    The Company and each Company Subsidiary has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s or any Company Subsidiary’s ability to record, process, summarize and report financial information and (ii) any fraud, known to the Company or any Company Subsidiary, whether or not material, that involves management or other employees who have a significant role in the Company’s or any Company Subsidiary’s internal controls over financial reporting, and each such deficiency, weakness of fraud so disclosed, if any, has been disclosed to the Purchasers in writing prior to the date hereof.

2.24        Bankruptcy; Solvency. There are no bankruptcy, reorganization or receivership proceedings pending against any of the Company, any Company Subsidiary, or any Affiliate of the foregoing. Neither the Company nor any Company Subsidiary has received any notice that any other Person has any plan or intention of, filing, making, or obtaining any such petition, notice, order, or resolution or of seeking the appointment of a receiver, trustee, custodian, or similar fiduciary. The Company and each Company Subsidiary is solvent and has sufficient assets and capital to carry on its business as currently conducted and presently proposed to be conducted and to perform its obligations hereunder and under the Amended LLC Agreement.

2.25      Projects.

(a)    Section 2.25(a) of the Disclosure Schedule sets forth a complete and correct list of each Project (on a city-level basis) owned by the Company and any Company Subsidiary that is either (i) operating or (ii) under construction, including, for each Project, the Project Company that owns or is constructing such Project.

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(b)    Section 2.25(b) of the Disclosure Schedule sets forth a complete and correct list of each Project (on a city-level basis) under development by the Company or any Company Subsidiary (excluding the Projects) (the “Development Projects”), including, for each Development Project, the company that owns or is developing such Development Project.

(c)    Except as set forth in Section 2.25(c) of the Disclosure Schedule, there has not been any material damage, destruction or loss (whether or not covered by insurance) to, or any material interruption in or impairment of the construction and operation of any Project or the development of any Development Project.

2.26        Title to Project Assets.

(a)    Each Project Company has good and valid title to or a valid leasehold interest in all of their material Assets, except those sold or otherwise disposed of for fair value since the date of the Financial Statements in the ordinary course of business. The Project Assets owned or leased by each Project Company constitute all of the Project Assets necessary for each Project Company to carry on their respective businesses in substantially the same manner as is currently conducted, presently proposed to be conducted and taking into account the current stage of development of the Development Projects. None of the material Assets owned or leased by the Project Companies is subject to any lien, other than Permitted Liens.

(b)    Except as set forth in Section 2.26(b) of the Disclosure Schedule, all tangible Project Assets owned or leased by the Project Companies have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in reasonable operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

2.27        Disclosure.

(a)    To the Knowledge of the Company, none of the representations or warranties of the Company contained in this Agreement and none of the information contained in any schedule, certificate, or other document or information delivered by or on behalf of the Company pursuant hereto (including any information contained in the Disclosure Schedules), taken as a whole, contain any untrue statement of a material fact, or omit to state any material fact, necessary to make the statements contained herein or therein not misleading in any material respect in light of the circumstances in which made.

(b)    To the Knowledge of the Company, the information contained in the Electronic Data Room and all information provided by or on behalf of the Company to the Purchasers in connection with the transactions contemplated hereby, when taken as a whole together, does not include any untrue statement of a material fact, or omit to state any material fact, necessary to make such information taken as a whole not misleading in any material respect in light of the circumstances in which made.

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2.28    Exclusivity of Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2 (AS MODIFIED BY THE DISCLOSURE SCHEDULE), THE OTHER TRANSACTION AGREEMENTS AND CERTIFICATES DELIVERED IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE COMPANY AND THE COMPANY SUBSIDIARIES DO NOT MAKE AND HAVE NOT MADE ANY REPRESENTATION OR WARRANTY IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS. THE COMPANY AND THE COMPANY SUBSIDIARIES EXPRESSLY DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PURCHASERS OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF THEIR RESPECTIVE BUSINESSES OR THEIR ASSETS, AND THE COMPANY AND THE COMPANY SUBSIDIARIES SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR PRESENT CONDITION.

3.          Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, that:

3.1        Organization; Authorization. To extent such Purchaser is an organization, such Purchaser is duly organized or formed, validly existing in good standing under the Laws of the jurisdiction of its incorporation or formation, and such Person has all requisite power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder. To the extent that such Purchaser is an individual, such Purchaser is a bona fide resident of the state or country identified in the address or addresses of such Purchaser set forth on Exhibit A, and such Purchaser and possesses full legal capacity and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by such Purchaser of this Agreement and each other Transaction Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, and the performance of all obligations of such Purchaser hereunder and thereunder, have been, or will be prior to Closing, duly and validly authorized by all necessary action on the part of such Purchaser. The Transaction Agreements to which such Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their terms, except as limited by the Enforceability Exceptions.

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3.2        Purchase Entirely for Own Account. This Agreement is made with such Purchaser in reliance upon such Purchaser’s representation to the Company, which by such Purchaser’s execution of this Agreement, such Purchaser hereby confirms that the Purchased Units to be acquired by such Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such Purchaser further represents that such Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Purchased Units. Such Purchaser has not been formed for the specific purpose of acquiring the Purchased Units.

3.3        Disclosure of Information. Such Purchaser has made its own inquiry and investigation into, and based thereon, has formed an independent judgment concerning, the Company and the Company Subsidiaries and the Transactions. Such Purchaser has been furnished with, had an opportunity to discuss with the Company’s management or given adequate access to, such information regarding the business and finances of the Company and such other matters with respect to the Company as a reasonable person would request and consider in evaluating the Transactions. Such Purchaser understands that such discussions, as well as any information issued by the Company, were intended to describe certain aspects of the Company’s business and prospects, but were not necessarily an exhaustive description. Such Purchaser believes that it has received all the information it considers necessary or appropriate for deciding whether to purchase the Purchased Units. In making its decision to execute and deliver this Agreement and to consummate the Transactions, such Purchaser has (a) independently investigated the Company’s and the Company Subsidiaries’ business operations, assets, liabilities, results of operations and financial condition, and (b) relied solely on the results of such investigation and the representations and warranties in Section 2 of this Agreement (as modified by the Disclosure Schedule). Such Purchaser acknowledges and agrees that the Company, the Company Subsidiaries and each of their respective assets are being furnished “as is”, “where is” and, subject to only the representations and warranties contained in Section 2 (as modified by the Disclosure Schedule), in the other Transaction Agreements to which it is a part and the certificates delivered hereby and thereby, with all faults and without any other representation or warranty of any nature whatsoever. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of such Purchaser to rely thereon. Nor does the foregoing limit the Purchaser’s reliance or right to rely on the Company’s representation that no representation or warranty of the Company contained in this Agreement as qualified by the Disclosure Schedules and no certificate furnished to the Purchasers at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

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3.4        Restricted Securities. Such Purchaser understands that the Purchased Units have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein. Such Purchaser understands that the Purchased Units are“restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, such Purchaser must hold the Purchased Units indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such Purchaser acknowledges that the Company has no obligation to register or qualify the Purchased Units for resale except as set forth in the Amended LLC Agreement. Such Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Purchased Units, and on requirements relating to the Company which are outside of such Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5        No Public Market. Such Purchaser understands that no public market now exists for the Purchased Units, and that the Company has made no assurances that a public market will ever exist for the Purchased Units.

3.6        Accredited Investor. Such Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and shall submit to the Company such further assurances of such status as may be reasonably requested by the Company. Such Purchaser, either alone or together with its Representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Units and has so evaluated the merits and risks of such investment. Such Purchaser is able to bear the economic risk of an investment in the Purchased Units and, at the present time, is able to afford a complete loss of such investment.

3.7        Foreign Investors. If such Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), such Purchaser hereby represents that it has satisfied itself as to the full observance of the Laws of its jurisdiction in connection with any invitation to subscribe for the Purchased Units or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Purchased Units, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Purchased Units. Such Purchaser’s subscription and payment for and continued beneficial ownership of the Purchased Units will not violate any applicable securities or other Laws of such Purchaser’s jurisdiction.

3.8        No General Solicitation. Neither such Purchaser, nor any of its officers, directors, employees, agents, stockholders, members or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Purchased Units. Disqualification. Such Purchaser represents that neither such Purchaser, nor any Person with whom such Purchaser shares beneficial ownership of the Company securities for purposes of Rule 506(d) of the Securities Act, is subject to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”), except, if applicable, for a Disqualification Event as to which rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

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3.10        Sufficient Funding. Such Purchaser has and will have at each Closing unencumbered cash sufficient (or binding commitments therefor) to satisfy its obligations to purchase the Purchased Units in accordance with the terms hereof as and when such funding obligations are due pursuant to the terms of this Agreement. Such Purchaser acknowledges and agrees that neither the receipt nor the availability of any financing is a condition to such Purchaser’s obligations under this Agreement.

3.11        Legal Proceedings. There is currently no Action by or before any Governmental Authority pending or, to the knowledge of such Purchaser, threatened against the Purchaser, that, individually or in the aggregate, questions the validity of this Agreement or any of the other Transaction Agreements or would reasonably be expected to result in a material adverse effect on the Purchaser’s ability to consummate the Transactions. Such Purchaser is not subject to any order, writ, injunction, judgment or decree of Governmental Authority that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on such Purchaser’s ability to consummate the Transactions.

3.12        Exculpation Among Purchasers. Such Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and managers, in making its investment or decision to invest in the Company. Such Purchaser agrees that neither any Purchaser nor the respective Controlling Persons, officers, directors, partners, members, stockholders, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Purchased Units.

4.          Conditions Precedent.

4.1        Conditions to the Purchasers’ Obligations at the Initial Closing and Each Milestone Closing. The several obligations of each Purchaser at each Closing, to consummate the transactions to be consummated at such Closing and to purchase and pay for the Purchased Units being purchased by it at such Closing pursuant to this Agreement, are subject to the satisfaction (or waiver, to the extent permitted by Laws) of the following conditions precedent with respect to such Closing:

(a)    With respect to the Initial Closing, the representations and warranties contained herein of the Company shall be true and correct on and as of the date of the Initial Closing. With respect to any Milestone Closing, the representations and warranties contained herein of the Company, as updated by a Supplement, shall be true and correct in all material respects, without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty (except with respect to Section 2.14(a), Section 2.15(o) and the use of the defined term “Material Contract” or “Material Contracts”), on and as of the date of such Milestone Closing.

(b)    With respect to the Initial Closing, the Company shall have performed all obligations and covenants herein required to be performed or observed by the Company on or prior to the Initial Closing. With respect to any Milestone Closing, the Company shall have performed all obligations and covenants herein required to be performed or observed by the Company on or prior to the applicable Milestone Closing, including (but not limited to) those set forth in Exhibit D hereto.

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(c)    With respect to each Closing, no Governmental Authority has issued, enacted, entered or enforced any permanent injunction that restrains, enjoins or otherwise prohibits the Transactions. There is currently no Action by or before any Governmental Authority pending or threatened that, individually or in the aggregate, questions the validity of this Agreement or any of the other Transaction Agreements or would reasonably be expected to result in a Material Adverse Effect on any party’s ability to consummate the Transactions, including the sale of the Purchased Units, and there is no order, writ, injunction, judgment or decree of Governmental Authority that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect on any party’s ability to consummate the Transactions, including the sale of the Purchased Units.

(d)    The Purchasers at each Closing shall have received a certificate, dated as of such Closing, executed by an officer of the Company, certifying on behalf of the Company that the conditions specified in this Article IV as applicable to and with respect to such Closing have been fulfilled.

(e)    The Purchasers at the Initial Closing shall have received a certificate, dated as of the Initial Closing, executed by an officer of the Company, certifying: (i) that true and complete copy of the Amended LLC Agreement, as in effect immediately upon the Initial Closing; (ii) as to the incumbency and genuineness of the signatures of each officer of the Company executing any of the documents to be executed and delivered at or before the Initial Closing; and (iii) the genuineness of the resolutions of the members and board of managers of the Company approving the Transactions.

(f)    The Purchasers at each Closing shall have received a certificate of status, compliance, good standing or like certificate with respect to the Company issued by the appropriate Governmental Authority of the jurisdiction of formation.

(g)    With respect to each Closing, there shall not have occurred and be continuing a Material Adverse Effect.

(h)    With respect to any Milestone Closing, none of the following events shall have occurred: (i) the closing of any transaction which results in a direct or indirect change in control of the Company; (ii) the Company or any Company Subsidiary becoming insolvent or bankrupt or declaring or filing for bankruptcy; (iii) the Company’s material breach of any covenant under this Agreement or a material breach by the Company or any Company Subsidiary of the Amended LLC Agreement (in the case of a breach of the Amended LLC Agreement, which is not cured within 30 days following notice); (iv) an Event of Default (as defined in Amended LLC Agreement) (or similar term) by Tucows Inc. or any of its Affiliates under, and as such term (or similar term) is defined from time to time in, the Tucows Credit Agreement (as defined in the Amended LLC Agreement); (v) a material breach if not cured or otherwise remedied in accordance with the terms of any credit facility (taking into account any cure periods), by the Company or any Company Subsidiary under any debt facilities where the Company or any Company Subsidiary incurs indebtedness for borrowed money; (vi) a Return Breach (as defined in the Amended LLC Agreement; (vii) a failure to pay the Redemption Price (as defined in the Amended LLC Agreement) when due in accordance with Section 9.10 or Section 9.11 of the Amended LLC Agreement; and (viii) upon the occurrence of the End Date.

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(i)    With respect to the Initial Closing, such Purchaser shall have received a counterpart of the Amended LLC Agreement duly executed by the Company, the Purchasers who are participating in the Initial Closing. With respect to each Milestone Closing, such Purchaser shall have received an updated Exhibit A hereto and an updated Schedule of Members to the Amended LLC Agreement reflecting such Purchaser’s purchase of the applicable Milestone Units.

(j)    With respect to each Closing, the sale of the Purchased Units by the Company shall not be prohibited or enjoined by any Laws or governmental or court order or regulation.

(k)    With respect to the Initial Closing, any and all credit facilities that attach Liens to Company or Company Subsidiary assets, or under which the Company is a borrower or guarantor, (y) have been amended, and (z) all Liens (other than Permitted Liens) on the assets of the Company or any Company Subsidiary have been removed (or the applicable lender has agreed to release all Liens subject to making any applicable filings) each in a manner satisfactory to the Purchasers.

(l)    With respect to each Closing, all material third party consents, including regulatory consents, or waivers required as a result of the Transactions have been obtained.

(m)    With respect to each Closing, all license transfers, license issuances, or license reissuances which are necessitated by the Transactions of the Company have been obtained.

(n)    The Company shall deliver to Purchasers a duly executed IRS Form W-9 completed with respect to the Company.

(o)    With respect to each Closing, all corporate and other proceedings in connection with the Transactions contemplated at such Closing and the documents incident thereto are reasonably satisfactory in form and substance to Purchaser.

(p)    The Company shall deliver to Purchasers (i) a duly executed Third Amended and Restated Credit Agreement with the Royal Bank of Canada, (ii) a Release and Discharge, executed by Royal Bank of Canada and any other non-Purchaser signatory, and (iii) financing statement amendments with respect to the financing statements listed in Schedule A to the Release and Discharge.

4.2        Conditions of the Company’s Obligations at Closing. The obligation of the Company to consummate each transaction to be consummated at applicable Closings and to issue and sell to each Purchaser the Purchased Units to be purchased by it at such Closings pursuant to this Agreement, is subject to the satisfaction (or waiver, to the extent permitted by Laws) of the following conditions precedent:

(a)    The representations and warranties contained herein of such Purchaser shall be true and correct on and as of the date of the applicable Closing, except where the failure of any such representation or warranty to be true or correct on and as of the applicable Closing would not have a material adverse effect on such Purchaser’s ability to fulfill its obligations at the applicable Closing.

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(b)    Such Purchaser shall have performed in all material respects all obligations and covenants herein required to be performed or observed by such Purchaser on or prior to the applicable Closing.

(c)    No Governmental Authority has issued, enacted, entered or enforced any permanent injunction that restrains, enjoins or otherwise prohibits the Transactions.

(d)    The sale of the Purchased Units by the Company shall not be prohibited or enjoined by any Laws or governmental or court order or regulation.

(e)    The Company shall have received a counterpart of the Amended LLC Agreement, duly executed by the Purchasers.

5.        Miscellaneous.

5.1       Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in, made pursuant to this Agreement or made in any certificate delivered pursuant shall survive the execution and delivery of this Agreement and each Closing through the earlier to occur of the last Milestone Closing and the End Date and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers. Nothing herein shall preclude a Purchaser from seeking to enforce, against the applicable party hereto, any covenant or agreement that contemplates performance after such Closing until such covenant or agreement is performed.

5.2        Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. No Purchaser shall assign its rights and obligations under this Agreement without the prior written consent of the Company. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

5.3        Governing Law. This Agreement shall be governed by the internal Law of the State of Delaware, without regard to conflict of law principles that would result in the application of any Law other than the Law of the State of Delaware.

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5.4         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.5         Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.6          Notices.

(a)    General. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) upon confirmation of receipt (other than an automated response), if sent by electronic mail, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address or address as subsequently modified by written notice given in accordance with this Section 5.6, or to the Company as set forth below:

Ting Fiber, LLC

96 Mowat Avenue

Toronto A6 M6K 3M1

Ontario, Canada

Attn: Legal

Email: legal@tucows.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103-2921

Attn: Douglas E. Kingston

E-mail: douglas.kingston@morganlewis.com

(b)        Consent to Electronic Notice. Each Purchaser consents to the delivery of any notice by electronic transmission at the e-mail address set forth below such Purchaser’s name on the signature page or Exhibit A, as updated from time to time by notice to the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected e-mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Purchaser agrees to promptly notify the Company of any change in its e-mail address, and that failure to do so shall not affect the foregoing.

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5.7        No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with the Transactions. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Transactions (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees or Representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of the Transactions (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or Representatives is responsible.

5.8        Fees. Except as otherwise expressly provided herein, each of the parties hereto shall pay all of its own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other Representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the consummation of the Transactions.

5.9        Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the holders of at least a majority of the then-outstanding Purchased Units. Any amendment or waiver effected in accordance with this Section 5.9 shall be binding upon the Purchasers and each transferee of the Purchased Units, each future holder of all such Purchased Units, and the Company.

5.10       Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

5.11       Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non- defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any party, shall be cumulative and not alternative.

5.12        Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

5.13       Reserved.

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5.14      Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

5.15      WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS AND DOCUMENTS DELIVERED IN CONNECTION THEREWITH, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

5.16        Communications. Following the Initial Closing, press releases or other public statements concerning the Transactions may be made by the Company or the Purchasers, as the case may be, only after consultation with, and written approval by, the Company (in the case of a press release or public statement issued or proposed to be issued by a Purchaser) or the holders of a majority of the then outstanding Purchased Units (in the case of a press release or public statement issued or proposed to be issued by the Company), and each Purchaser hereby agrees that any information regarding the Transactions shall be subject to the confidentiality obligations set forth in the Amended LLC Agreement.

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#157999182_v15 172422.00011

DocuSign Envelope ID: 908A9E85-DC75-4D98-BD37-B003C7C19C5B

IN WITNESS WHEREOF, the parties have executed this Series A Preferred Unit Purchase Agreement as of the date first written above.

COMPANY:

TING FIBER, LLC

By:	/s/ Davinder Singh
Name:	Davinder Singh
Title:	Chief Financial Officer and Treasurer

[Signature Page to Series A Preferred Unit Purchase Agreement]

DocuSign Envelope ID: A726EADD-C058-4E79-B5FA-8187954381A1

IN WITNESS WHEREOF, the parties have executed this Series A Preferred Unit Purchase Agreement as of the date first written above.

PURCHASER:

GENERATE TF HOLDINGS, LLC

By:	/s/ Andrew Marino
Name	Andrew Marino
Title	Manager

[SIGNATURE PAGE TO SERIES A PREFERRED UNIT PURCHASE AGREEMENT]